EXHIBIT 12.1

February 12, 2021

Board of Directors

Tropical Racing, Inc.

1740 Grassy Springs Road

Versailles, Kentucky 40383

Re:	Offering Circular on Form 1-A

Dear Board Members:

You have requested our opinion with respect to certain matters in connection with the filing by Tropical Racing, Inc. (the “Company”), of an Offering Circular on Form 1-A (as amended or supplemented, the “Offering Circular”) with the Securities and Exchange Commission (the “Commission”).  The Offering Circular is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Company of up to 5,880,000 units (the “Units”) consisting of 5,880,000 shares of the Company’s Class A common stock, par value $.0001 per share (each share, a “Class A Share” and, together, the “Class A Shares”) and 5,880,000 Warrants (each whole warrant, a “Warrant” and collectively, the “Warrants”) exercisable for up to 5,880,000 Class A Shares underlying such Warrants (each, a “Warrant Share” and collectively, the “Warrant Shares”). Each Unit contains a Class A Share and a Warrant and is offered at a purchase price of $3.50 per Unit. One Warrant is required to purchase one additional Warrant Share at an exercise price of $5.00 per Warrant, subject to certain adjustments.

In connection with this opinion, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Units, the Class A Shares, the Warrants and the Warrant Shares; (c) the Offering Circular and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Units, the Class A Shares, the Warrants and the Warrant Shares were or are to be issued; (e) applicable provisions of the corporate laws of the State of Florida and published judicial and administrative interpretations thereof; and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to and limited by the foregoing, we are of the opinion that when the Offering Circular has been qualified by order of the Commission, the Class A Shares, the Warrants and the Warrant Shares, when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Circular and that certain Subscription Agreement, a form which is attached to the Offering Circular as Exhibit 4.1, and upon receipt by the Company of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable. We are further of the opinion that the Units and the Warrants, when sold in accordance with the foregoing terms and conditions and the Subscription Agreement, will be binding obligations of the Company under the laws of the state of Florida.

GREENBERG TRAURIG, P.A. ■ ATTORNEYS AT LAW ■ WWW.GTLAW.COM

401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, Florida 33301

Tropical Racing, Inc.

February 12, 2021

The foregoing opinion is limited to the federal laws of the United States and the Florida Statutes, and we express no opinion as to the effect of the laws of any other jurisdiction. The foregoing reference to the Florida Statutes includes the statutory provisions and also all reported judicial decisions interpreting such laws.

This opinion has been prepared for use in connection with the Offering Circular, and this opinion may not be relied upon for any other purpose without our express written consent. Our opinion expressed herein is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Circular. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Greenberg Traurig, P.A
GREENBERG TRAURIG, P.A.

GREENBERG TRAURIG, P.A. ■ ATTORNEYS AT LAW ■ WWW.GTLAW.COM

401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, Florida 33301